EXHIBIT 12

                                U S WEST, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)
                                                      Quarter Ended
                                                    6/30/94    6/30/93
- -------------------------------------------       ---------  ---------
Income from continuing operations before
 income taxes and extraordinary item                   $609      $436
Interest expense (net of amounts capitalized)           110       107
Interest factor on rentals (1/3)                         25        26
                                                  ---------   -------
Earnings                                               $744      $569

Interest expense                                        117       107
Interest factor on rentals (1/3)                         25        26
                                                  ---------   -------
Fixed charges                                          $142      $133

Ratio of earnings to fixed charges                     5.24      4.28
- -----------------------------------------------------------   -------

                                                      Year-to-Date
                                                    6/30/94    6/30/93
- -------------------------------------------       ---------   --------
Income from continuing operations before
 income taxes and extraordinary item                $1,131       $885
Interest expense (net of amounts capitalized)          219        213
Interest factor on rentals (1/3)                        48         52
                                                  ---------  ---------
Earnings                                            $1,398     $1,150

Interest expense                                       233        213
Interest factor on rentals (1/3)                        48         52
                                                  ---------  ---------
Fixed charges                                         $281       $265

Ratio of earnings to fixed charges                    4.98       4.34
- -----------------------------------------------------------  ---------